UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2007

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification Number)

1700 Lincoln Street

Denver, Colorado 8020

(Address and zip code of principal executive offices)

(303) 863-7414

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 29, 2007, the board of directors of Newmont Mining Corporation (the “Company”) adopted a plan to discontinue its Merchant Banking Segment. Specifically, the Company has decided to dispose of its royalty portfolio and a portion of its existing equity investments within the next twelve months and not to make further investments in equity securities that do not support its core mining business. As a result of this decision, the Company concluded that the carrying value of Merchant Banking Segment goodwill was impaired under applicable accounting rules. Accordingly, the Company expects to recognize a $1,665 million non-cash impairment charge as part of discontinued operations in its Statement of Consolidated Income (Loss) for the three-month period ended June 30, 2007. At this time, the Company does not expect to incur additional material cash expenditures or charges in connection with the decision to discontinue its Merchant Banking Segment, other than normal expenditures related to the sale of assets.

Further to the impacts on the June 30, 2007 financial statements, certain amounts in prior periods will be reclassified to conform to the elimination of the Merchant Banking Segment. Reclassifications are required to balance sheet amounts and income (loss) statement results from the historical presentation for Assets and Liabilities of operations held for sale on the Consolidated Balance Sheets and for (Loss) income from discontinued operations in the Consolidated Statements of Income (Loss). Consolidated Statements of Cash Flows will also be reclassified for assets held for sale and discontinued operations. Pro-forma Condensed Consolidated Statements of Income (Unaudited) for the three months ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004 and the Pro-forma Condensed Consolidated Balance Sheet (Unaudited) at March 31, 2007, reflecting these reclassifications, are attached as Exhibit 99.1.

On July 5, 2007, the Company issued a news release announcing the discontinuation of the Merchant Banking Segment. A copy of the news release is filed as Exhibit 99.2 to this report.

Item 2.06	Material Impairments.

The information disclosed above in Item 2.05 is hereby incorporated by reference.

Item 8.01	Other Events.

In June 2007, the Company entered into transactions that closed out its obligation to physically deliver a total of 1.85 million ounces of gold in 2008, 2009 and 2011 under price-capped forward sales contracts. Under the terms of these contracts, the Company would have received the lower of the spot price on the delivery date or the capped price, ranging from $381 to $392 per ounce. On July 5, 2007, the afternoon fixing price for gold on the London Bullion Market was $651.00 per ounce and the closing price of gold (bid) on the New York Commodity Exchange was $648.20 per ounce. The forward sales contracts were accounted for as normal sales contracts under accounting rules. Accordingly, changes in the fair value of these contracts were not included on the consolidated financial statements. The June 2007 transactions resulted in cash payments of $578 million to settle the future obligations. The Company funded payments to eliminate these obligations with borrowings under its $2.0 billion senior revolving credit facility. After reduction for deferred revenues of $47 million previously recognized for these contracts, the Company will report a pre-tax loss on settlement of the contracts of approximately $531 million for the second quarter of 2007.

After the completion of these transactions, the Company has no gold under price-capped forward sales or similar hedging contracts. As a result, the Company expects to recognize market gold prices as revenue on future gold sales.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Pro Forma Condensed Consolidated Financial Statements (Unaudited)

99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Sharon E. Thomas
Name:	Sharon E. Thomas
Title:	Vice President and Secretary

Dated: July 6, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Pro Forma Condensed Consolidated Financial Statements (Unaudited)

99.2	Press Release